Exhibit 10.15

2005 Annual Incentive Program

Under the Owens & Minor, Inc. 1998 Stock Option and Incentive Plan, the Compensation & Benefits Committee (“Compensation Committee”) of the Board of Directors is responsible for designating participants to whom incentive awards are made for annual incentive payments and for determining the goals and objectives on which such incentive awards are based.

The Compensation Committee has approved the 2005 Incentive Program which designates teammates of the Company eligible to participate in the program and specifies the terms and conditions of incentive awards that may be granted to such teammates under the 1998 Stock Option and Incentive Plan, based upon the achievement of certain financial and operational results during calendar year 2005. Under the 2005 Incentive Program, all corporate officers, operating company officers and teammates having a title of “manager” and pay grade of 14 or above (excluding “project managers”) are eligible to participate in the program, provided the teammate is an active employee on December 31, 2005 and the date the award is granted.

The target cash and restricted stock awards as a percentage of base salary for each corporate officer level are stated below:

	Target as a Percent of Base Salary
Position	Cash	+	Restricted Stock	=	Total
CEO	60%	+	15%	=	75%
President	48%	+	12%	=	60%
EVP/CFO/CIO	40%	+	10%	=	50%
SVP	32%	+	8%	=	40%
VP	28%	+	7%	=	35%

The financial and operational objectives for the 2005 Annual Incentive Program are based on the Company’s net sales, net income (or in certain instances, net income of the Company’s OMSolutions operating unit), SG&A expense and gross margin. Incentive awards will be granted shortly after the end of the 2005 calendar year if performance criteria are met.